EXECUTION COPY

STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-10

TERMS AGREEMENT

Dated:

 March 20, 2003

To:

Structured Asset Securities Corporation, as Depositor, under the Trust Agreement dated as of March 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:

Series 2003-10.

Terms of the Series 2003-10 Certificates:  Structured Asset Securities Corporation, Series 2003-10 Mortgage Pass-Through Certificates, Class A, Class AP, Class AX, Class E, Class P, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R Certificates (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of one pool of fixed rate, conventional, fully amortizing, first lien, residential mortgage loans (the “Mortgage Loans”).  Only the Class A, Class AP, Class AX, (collectively, the “Class A Certificates”), Class B1, Class B2, Class B3 and Class R Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:

File Number 333-102489.

Certificate Ratings:

It is a condition of Closing that at the Closing Date the Class A Certificates be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”) and “AAA” by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”, and, together with Moody’s, the “Rating Agencies”).  It is a condition to the issuance of the Class R Certificate that it be rated “Aaa” by Moody’s and “AAA” by S&P.  It is a condition to the issuance of the Class B1 Certificates that they be rated “AA” by S&P.  It is a condition to the issuance of the Class B2 Certificates that they be rated “A” by S&P.  It is a condition to the issuance of the Class B3 Certificates that they be rated “BBB” by S&P.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”), and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1, plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  March 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about March 28, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, Five Times Square, 35th Floor, New York, New York  10036 and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

LEHMAN BROTHERS INC.

By:__/s/ Joseph J. Kelly___________________

Name: Joseph J. Kelly

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By:__/s/ Ellen V. Kiernan______________

Name: Ellen V. Kiernan

Title:   Senior Vice President

Schedule 1

Class	Initial Certificate Principal Amount or Initial Notional Amount(1)	Certificate Interest Rate	Purchase Price Percentage
A	$346,475,000	6.00%	100%
AP	$ 720,673	0.00%(3)	100%
AX	(2)	6.00%	100%
B1	$ 9,088.000	6.00%	100%
B2	$ 2,726,000	6.00%	100%
B3	$ 1,817,000	6.00%	100%
R	$ 100	6.00%	100%

_______________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

The Class AX Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts, as described in the prospectus supplement.

(3)

The Class AP Certificates will be principal-only certificates; they will not be entitled to payments of interest.